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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE
                                              CONTACT:
                                              JON S. BENNETT
                                              VICE PRESIDENT AND
                                              CHIEF FINANCIAL OFFICER
                                              MAJESTIC STAR CASINO
                                              (702) 388-2224

                          THE MAJESTIC STAR CASINO, LLC
                      ANNOUNCES RESTATEMENT RELATING TO THE
                 PRESENTATION OF CERTAIN CASH BASED PROMOTIONAL
                   ACTIVITIES ON ITS CONSOLIDATED STATEMENT OF
                                   OPERATIONS


MARCH 15, 2005, LAS VEGAS, NV -- The Majestic Star Casino, LLC (the "Company") today announced that on March 14, 2005, it determined that certain cash based promotional activities ("Cash-Based Promotional Activities") should be presented as a reduction of gross revenues. Such Cash-Based Promotional Activities had previously been recorded as casino expense. The Company will restate previously issued financial statements to reflect this revision in classification. The restatement will reduce both previously reported revenues and operating expenses (by a like amount each period) and therefore affects only the presentation of these activities within the consolidated statement of operations. The Company's Board of Directors determined that restatement is necessary after discussion with the Company's independent registered public accounting firm, PricewaterhouseCoopers LLP ("PwC").

The restatement has no impact on previously reported consolidated operating income, net income (loss) or any element of the consolidated balance sheets or consolidated statements of cash flows for any date or period presented. This restatement has no impact on EBITDA or adjusted EBITDA as previously reported by the Company. In addition, the restatement has no impact on compliance with any financial covenants under the $80.0 million credit facility or the indenture governing the $260.0 million of 9 1/2% senior secured notes.

The Company's accounting policies relating to customer promotional programs were originally adopted after consultation with PwC. The restatement results from a reevaluation of the accounting treatment of various Cash-Based Promotional Activities during the preparation and audit of the financial statements for the year ended December 31, 2004. Periodically, the Company offers various cash based promotions to its casino customers. Generally these promotions are based upon the rated or tracked play of its customers. These promotions can range in value and timing, and are offered at the sole discretion of the Company's management. The Company's Cash-Based Promotional Activities are intended to encourage repeat visits to the Company's casinos. While casino customers are under no obligation to spend the promotional cash in gaming activities at the casino,

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the customer must be physically present to receive the cash promotional award and the Company's experience shows that the vast majority of customers do engage in gaming activities the same day the cash is received. The Company has concluded that the payout of cash under these Cash-Based Promotional Activities should be treated as a reduction of gross revenues when redeemed, in accordance with Emerging Issues Task Force ("EITF") No. 01-9, "Accounting for Consideration Given by a Vendor to a Customer".

For the years ended December 31, 2002 and 2003 and for the first three quarters of 2004, Cash-Based Promotional Activities which were presented as casino expense were $14.7 million, $15.2 million and $12.9 million, respectively. As a result of the restatement, the financial statements contained in the Company's Form 10-Ks for years ended December 31, 2003 and December 31, 2002, and contained in the Company's Quarterly Reports on Form 10-Q for the first three quarters of 2004 should no longer be relied upon. The Company will restate the 2002 and 2003 financial statements to be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2004. As soon as practicable after filing the 2004 10-K, the Company will amend the appropriate filings with the Securities and Exchange Commission to include restated financial statements for the fiscal years ended December 31, 2003 and 2002 and for the first three quarters of 2004.


About Majestic Star Casino

The Company is a multi-jurisdictional gaming company that directly owns and operates one dockside gaming facility located in Gary, Indiana, and through its wholly owned subsidiary, Majestic Investor Holdings, LLC, two Fitzgeralds brand casinos located in Tunica, Mississippi and Black Hawk, Colorado. The Company also provides management services to Barden Nevada Gaming, LLC ("BNG") for a fee. BNG is owned by Barden Development, Inc., the parent of the Company.

Forward Looking Statements

This press release contains forward-looking statements. Forward-looking statements include the words, "may," "will," "would," "could," "likely," "estimate," "intend," "plan," "continue," "believe," "expect" or "anticipate" and other similar words and include all discussions about our acquisition and development plans. We do not guarantee that the transactions and events described in this press release will happen as described. The forward-looking statements contained in this press release generally relate to our plans, objectives and expectations for future operations and events and are based upon management's reasonable estimates of such operations and events. Although we believe that our plans and objectives reflected in or suggested by such forward-looking statements are reasonable, we may not achieve such plans or objectives. You should read this press release completely and with the understanding that actual future events or occurrences may be materially different from what we expect. We will not update forward-looking statements even though our situation may change in the future.

All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this press release and in our reports filed with the Securities and Exchange Commission. In light of these risks, uncertainties and assumptions, the

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forward-looking events discussed in this press release might not occur.

The Company makes available free of charge its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the Securities and Exchange Commission. In addition, you may obtain a copy of such filings at www.sec.gov or from the applicable web site, www.majesticstar.com or www.fitzgeralds.com.